Rowan Reports Fourth Quarter 2011 Operating Results

HOUSTON, Feb. 28, 2012 /PRNewswire/ -- For the three months ended December 31, 2011, Rowan Companies, Inc. ("Rowan" or the "Company") (NYSE: RDC) generated net income from continuing operations of $33.1 million or $0.27 per share, compared to $35.1 million or $0.28 per share in the fourth quarter of 2010.

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Costs and expenses during fourth quarter of 2011 included $10.7 million of unusual or one-time items, or $0.05 per share after tax, for employee personal injury claims development, accelerated recognition of equity awards in connection with employee severance and professional fees related to the Company's planned corporate redomestication.

Income from discontinued manufacturing and land drilling operations totaled $12.0 million in the fourth quarter of 2011 or $0.09 per share, compared to $22.2 million or $0.17 per share in the fourth quarter of 2010.

Net income totaled $45.1 million or $0.36 per share in the fourth quarter of 2011, compared to $57.3 million or $0.45 per share in the fourth quarter of 2010.

For the year ended December 31, 2011, the Company generated net income from continuing operations of $135.7 million or $1.07 per share on revenues of $939.2 million, compared to net income from continuing operations of $267.6 million or $2.25 per share on revenues of $1,017.7 million in 2010.

Rowan's revenues were $275.1 million in the fourth quarter of 2011, up by 32% over the prior-year quarter due to incremental activity from fleet additions and rig start-ups and slightly higher average day rates between periods. The Company's gross drilling margin was 41% of revenues in the fourth quarter of 2011, down from 52% in the prior-year quarter primarily due to increased rig shipyard and other downtime together with higher labor and maintenance costs. These higher costs result largely from the relocation of equipment to various international markets either for term contracts or where follow on opportunities are expected to keep the rig working beyond 2012.

Matt Ralls, President and Chief Executive Officer, commented, "2011 was a year of major transformation for Rowan. We sold our manufacturing and land drilling operations at attractive prices and are reinvesting those proceeds into a significant expansion of our core business, offshore drilling. We completed our jack-up newbuilding projects and began an ultra-deepwater newbuild program, entering that fast growing part of the business with three drillships to be built by Hyundai Heavy Industries that will offer industry- leading capabilities. Since the beginning of 2011, we have added more than $2.6 billion of contract backlog for our jack-up fleet, bringing our total backlog to just over $3 billion, an all time high for the Company.

"Consistent with our efforts over the past several years to diversify our markets geographically, we have also made the decision to redomicile the Company to the UK, where we have a substantial management presence overseeing our operations in the North Sea and Egypt, which together are expected to represent our largest source of revenues in 2012. Having our board and management meetings in the UK, with its central location between the Middle East and the Gulf of Mexico – our second and third largest revenue areas – will improve our ability to manage those operations and communicate with our customers and regional management teams. We do not expect our U.S. employment to be impacted by this move. Rather, we believe this transaction will position the Company competitively to increase its earnings power over the long term so that we can continue to grow our fleet and employment opportunities in all the markets in which we operate."

Rowan will conduct its earnings conference call on Tuesday, February 28, 2012, at 10:00 a.m. Central Time. Interested parties are invited to listen to the call by telephone or over the Internet. Individuals who wish to participate on the conference call by telephone can dial (877) 869-3847, or internationally (201) 689-8261. You should dial-in approximately five to 10 minutes prior to the scheduled start time. Alternatively, to access the online simulcast and rebroadcast of the conference call, please visit Rowan's website at www.rowancompanies.com. You should connect to our website at least 15 minutes prior to the conference call to register, download and install any necessary software.

Rowan Companies, Inc. is a major provider of international and domestic contract drilling services with a leading position in high-specification jack-up rigs. The Company's fleet of 31 jack-up rigs is located worldwide, including the Middle East, the North Sea, Trinidad, Southeast Asia and the Gulf of Mexico. Rowan will enter the ultra-deepwater market with three high-specification drillships expected to be delivered starting in late 2013. Rowan's stock is traded on the New York Stock Exchange under the symbol "RDC". For more information on Rowan, please visit www.rowancompanies.com.

This report contains forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements as to the expectations, beliefs and future expected financial performance of the Company that are based on current expectations and are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected by the Company. Among the factors that could cause actual results to differ materially include oil and natural gas prices, the level of offshore expenditures by energy companies, energy demand, the general economy, including inflation, weather conditions in the Company's principal operating areas and environmental and other laws and regulations, including changes in tax laws, whether our stockholders approve the merger (and related transactions) and whether we achieve the benefits we expect from the proposed change in our corporate structure. Other relevant factors have been disclosed in the Company's filings with the U.S. Securities and Exchange Commission.

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited (In Millions)

	DECEMBER 31,
	2011	2010

ASSETS

Cash and cash equivalents	$ 438.9	$ 437.5
Restricted cash	-	15.3
Accounts receivable	283.6	269.9
Other current assets	71.6	44.7
Assets of discontinued operations	27.6	1,007.9
Total current assets	821.7	1,775.3
Property, plant and equipment - net	5,678.7	4,344.5
Other assets	97.4	97.7
TOTAL	$ 6,597.8	$ 6,217.5

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt	$ 45.0	$ 52.2
Accounts payable	111.1	81.7
Other current liabilities	167.3	132.3
Liabilities of discontinued operations	25.0	378.8
Total current liabilities	348.4	645.0
Long-term debt	1,089.3	1,133.7
Other liabilities	834.1	686.5
Stockholders' equity	4,326.0	3,752.3
TOTAL	$ 6,597.8	$ 6,217.5

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited (In Millions Except Per Share Amounts)

	THREE MONTHS		TWELVE MONTHS
	ENDED DECEMBER 31		ENDED DECEMBER 31
	2011	2010	2011	2010

REVENUES	$ 275.1	$ 208.5	$ 939.2	$ 1,017.7

COSTS AND EXPENSES:
Operations	162.5	100.0	508.1	416.8
Depreciation and amortization	54.6	35.9	183.9	138.3
Selling, general and administrative	24.5	23.4	88.3	78.6
(Gains) losses on disposals of property and equipment	(0.2)	-	(1.6)	0.4
Material charges	3.5	-	11.0	5.3
Total	244.9	159.3	789.7	639.4
INCOME FROM OPERATIONS	30.2	49.2	149.5	378.3
Net interest and other income (expense)	(1.7)	(0.5)	(19.5)	(18.7)
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	28.5	48.7	130.0	359.6
Provision (credit) for income taxes	(4.6)	13.6	(5.7)	92.0
NET INCOME FROM CONTINUING OPERATIONS	$ 33.1	$ 35.1	$ 135.7	$ 267.6
Discontinued operations, net of tax	12.0	22.2	601.1	12.4
NET INCOME	$ 45.1	$ 57.3	$ 736.8	$ 280.0

PER SHARE AMOUNTS:
Income from continuing operations	$ 0.27	$ 0.28	$ 1.07	$ 2.25
Discontinued operations, net of tax	$ 0.09	$ 0.17	$ 4.76	$ 0.11
Net income	$ 0.36	$ 0.45	$ 5.83	$ 2.36

AVERAGE DILUTED SHARES	124.9	127.0	126.4	118.8

ROWAN COMPANIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Unaudited (In Millions)

	TWELVE MONTHS
	ENDED DECEMBER 31
	2011	2010
CASH PROVIDED BY (USED IN):
Operations:
Net income	$ 736.8	$ 280.0
Adjustments to reconcile net income to net
cash provided by operations:
Depreciation and amortization	204.9	186.6
Deferred income taxes	(21.5)	45.2
Losses (gains) on disposals of assets	(887.6)	0.8
Other - net	(6.1)	30.6
Net changes in current assets and liabilities	38.5	(22.1)
Net changes in other noncurrent assets and liabilities	29.7	(12.9)
Net cash provided by operations	94.7	508.2

Investing activities:
Property, plant and equipment additions	(1,517.7)	(490.6)
Proceeds from disposals of property, plant and equipment	5.7	3.3
Proceeds from sale of businesses - net	1,555.5	-
Decrease in Restricted cash	15.3	(15.3)
Net investment in SKDP	-	(17.7)
Net cash provided by (used in) investing activities	58.8	(520.3)

Financing activities:
Proceeds from borrowings	-	395.5
Repayments of borrowings	(52.2)	(594.0)
Payments to acquire treasury stock	(125.0)	-
Proceeds from equity compensation plans and other	25.1	8.4
Net cash used in financing activities	(152.1)	(190.1)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1.4	(202.2)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	437.5	639.7
CASH AND CASH EQUIVALENTS, END OF PERIOD	$ 438.9	$ 437.5

ROWAN COMPANIES, INC.
SUPPLEMENTAL OPERATING INFORMATION
Unaudited

	THREE MONTHS ENDED			TWELVE MONTHS ENDED
	December 31,	September 30,	December 31,	DECEMBER 31
	2011	2011	2010	2011	2010

RIG DAYS:
Operating	1,810	1,576	1,437	6,531	6,162
Available	2,669	2,576	2,208	9,902	8,614
Utilization	68%	61%	65%	66%	72%

AVERAGE DAY RATES (in thousands):
Gulf of Mexico rigs	$ 114.2	$ 115.8	$ 126.6	$ 116.9	$ 133.6
Middle East rigs	137.6	125.4	132.0	128.7	140.9
North Sea rigs	218.6	224.9	175.7	209.3	227.1
All offshore rigs	149.9	148.5	142.5	142.1	162.3

CONTACT: Suzanne M. Spera, Director of Investor Relations of Rowan Companies, Inc., +1-713-960-7517, sspera@rowancompanies.com